EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is made by and between TECHALT, INC., a corporation duly organized and existing under the laws of the State of Nevada (currently doing business under the name of Dendo Global Corp.) (the "Company"), and JAMES E. SOLOMON ("Executive").

                                    RECITALS

      WHEREAS, the Company desires to hire Executive and Executive desires to become employed by the Company; and

      WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    NATURE OF AGREEMENT.

      1.1. CANCELLATION OF PRIOR OFFERS. Any and all prior oral understandings, offers, and/or representations (if any) with respect to the employment of Executive are deemed by the parties to be either canceled and void and/or are deemed to be superseded by this final written Agreement.

2.    EMPLOYMENT TERMS AND DUTIES.

      2.1. TERM OF EMPLOYMENT. The employment of Executive under this Agreement shall be deemed to have commenced on January 1, 2004 (the "EFFECTIVE DATE"), and shall continue for a period of three (3) years (the "INITIAL TERM"). This Agreement shall be automatically renewed for additional consecutive one (1) year periods (the "RENEWAL TERM," and together with the Initial Term, the "EMPLOYMENT TERM") unless written notice, delivered by Certified Mail, of the intention to let this Agreement expire is provided by the Company to Executive thirty (30) days prior to the expiration of the Initial Term (or prior to the expiration of the Renewal Term in the event of a renewal).

      2.2. LOCATION. Executive agrees that he shall carry out his duties and obligations under the terms of this Agreement at his home office, or the Company's principal office in Arlington Heights, Illinois as required by the Company.

      2.3. POSITION AND PRIMARY RESPONSIBILITY. It is understood that Executive shall serve as President, Chief Executive Officer and Chairman of the Board of Directors of the Company.

      2.4. EXCLUSIVITY. Executive agrees to devote his full time, attention, energies, and use his "best efforts" solely and exclusively in the performance of his duties under the terms of this Agreement. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement, and shall not require the prior written consent of the Company's Board of Directors. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement and do not violate Sections 5, 9 and/or 11 of this Agreement. Further, Executive shall not, directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Company.

      2.5. STOCK OWNERSHIP. Under separate arrangements, Executive will receive stock in the Company that may be subject to various restrictions on sale. EXHIBIT A specifies the ownership forms and flexibility the Executive will have in aligning this share ownership with his personal financial planning.

3.    COMPENSATION.

      3.1. BASE SALARY. In consideration for the services rendered to the Company hereunder by Executive and Executive's covenants hereunder, the Company shall, during the Employment Term, pay Executive a salary at the annual rate of One Hundred Seventy-five Thousand Dollars ($175,000.00) (the "BASE SALARY"), less statutory deductions and withholdings, payable to Executive on a bi-weekly basis.

      3.2. PAYMENT. All compensation payable to Executive hereunder shall be subject to the Company's rules and regulations, and shall also be subject to all applicable State and federal employment law(s); it being understood that Executive shall be responsible for the payment of all taxes resulting from a determination that any portion of the compensation and/or benefits paid/received hereunder is a taxable event to Executive; it being further understood that Executive shall hold the Company harmless from any governmental claim(s) for Executive's personal tax liabilities, including interest or penalties, arising from any failure by Executive to pay his individual taxes when due.

      3.3. CASH BONUSES. The Board of Directors shall hold a meeting twelve (12) months following the Effective Date of this Agreement for the purposes of determining whether the Company's Gross Revenue exceeded $8,500,000.00 (100%) of the Company's projected Gross Revenue as set forth on EXHIBIT B (the "Projected Gross Revenue"). Executive shall be entitled to receive up to Two Hundred Seventy-five Thousand dollars ($275,000.00) in cash bonuses based upon the following:

      (a) In the event that the Company's Gross Revenue exceeds Fifty percent (50%) of the Company's Projected Gross Revenue, but fails to exceed One Hundred percent (100%) of the Company's Projected Gross Revenue, Executive shall be entitled to a cash bonus of Eighty-seven Thousand Five Hundred dollars ($87,500.00).

      (b) In the event that the Company's Gross Revenue exceeds One Hundred percent

      (100%) of the Company's Projected Gross Revenue, but fails to exceed One Hundred Ten percent (110%) of the Company's Projected Gross Revenue, Executive shall be entitled to an incremental cash bonus of Eighty-seven Thousand Five Hundred dollars ($87,500.00), bringing the total cash bonus to One Hundred Seventy Five Thousand dollars ($175,000.00).

      (c) In the event that the Company's Gross Revenue exceeds One Hundred Ten percent (110%) of the Company's Projected Gross Revenue, but the Company's Gross Revenue fails to exceed One Hundred Twenty percent (120%) of the Company's Projected Gross Revenue, for each percentage point of the Company's Gross Revenue exceeding One Hundred Ten percent (110%) of the Company's Projected Gross Revenue, Executive shall be entitled to Ten Thousand dollars ($10,000.00).1 If the Company's Gross Revenue exceeds One Hundred Twenty percent (120%) of the Company's Projected Gross Revenue, the maximum bonus of Two Hundred Seventy Five Thousand ($275,000.00) shall be deemed to have been earned.

      (d) In the event that the Company's Gross Revenue fails to exceed Fifty percent (50%) of the Company's Projected Gross Revenue, Executive shall not be entitled to a cash bonus.

      (e) Dividends Offset Against Cash Bonuses. Cash dividends received by Executive from the Company by virtue of being a shareholder of the Company's stock shall NOT reduce the amount of cash bonuses received by Executive pursuant to this Section 3.3.

      (f) Future Cash Bonuses. It is expected that bonus opportunities after the first year will be of a similar magnitude as the first year and will be based on objective goals mutually set by the Executive and the Board of Directors of the Company.

      3.4. COMPENSATION REVIEW. It is understood and agreed that Executive's performance will be reviewed by the Company's Board of Directors as of the anniversary date of each year this Agreement is in force for the purpose of determining whether or not Executive's Base Salary and/or Cash Bonuses should be modified and/or adjusted; it being further understood that the decision to increase Executive's compensation shall be at the sole and exclusive option of the Board of Directors.

      3.5. STOCK OPTION AWARD. A separate stock option agreemen, substantially with the term listed in EXHIBIT C, shall be executed between the Company and Executive pursuant to which the Executive shall have the opportunity to receive options to purchase stock of the Company as determined by, and in the sole discretion of, the Board of Directors of the Company.

4.    BENEFITS.

      4.1. MEDICAL INSURANCE. Executive shall be entitled to paid medical benefits under a Policy to be secured by the Company under terms acceptable to both Executive and the Company.

      4.2. VACATION. Executive shall be entitled to twenty (20) days paid vacation per annum. Any unused vacation time may be carried forward to the following year.

      4.3. DISABILITY INSURANCE. Executive shall be entitled to Disability Insurance to be secured by the Company under terms acceptable to both Executive and the Company.

-------------------

      1 In the event that the percentage is not a whole number, the percentage point shall be rounded up to the nearest whole percentage point (e.g., 71.1% would be rounded up to 72%).

      4.4. AUTOMOBILE ALLOWANCE. The Company shall provide Executive with the use of an automobile of Executive's choice, with optional equipment of Executive's selection. The automobile provided hereunder shall at no time be older than three (3) years. The Company shall pay all operating expenses of the automobile, including fuel and shall procure and maintain automobile liability insurance on the automobile. If Executive is prohibited by order of any court from holding or using a driver's license, Executive will no longer be entitled to this benefit.

      4.5. REIMBURSEMENT FOR BUSINESS EXPENSES. The Company shall reimburse Executive for all reasonable business expense(s) actually incurred prior to and after the Effective Date of this Agreement by Executive on behalf of the Company in the performance of his duties hereunder upon presentation by Executive of voucher(s), receipt(s) or other written evidence(s) in accordance with the policies of the Company and the rules of the Internal Revenue Service. This includes reimbursement for reasonable business expenses incurred by Executive while working from his home office, such as telephone, fax and internet services, and general office supplies.

      4.6. INDEMNIFICATION. The Company agrees to indemnify Executive to the fullest extent permitted by law and by the Company's By-Laws. The Company will maintain appropriate Directors and Officers insurance at all times.

      4.7. ILLNESS OR PERSONAL LEAVE.Executive shall be entitled to four (4) days per year as sick leave or personal leave with full pay. Sick or personal leave may not be accumulated from year to year.

      4.8. PAID HOLIDAYS. Executive shall be entitled to a holiday on the following days, with full pay: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Friday after Thanksgiving Day and Christmas Day.

      4.9. DENTAL INSURANCE. Executive shall be entitled to paid dental benefits under a Policy to be secured by the Company.

      4.10. CELLULAR PHONE AND OTHER ELECTRONIC COMMUNICATION DEVICES. During the Employment Term, the Company shall, at its expense, provide Executive with the use of (i) a cellular phone with a cellular phone calling plan with unlimited minutes, and (ii) any other electronic communication devices the Company deems reasonably necessary in connection with the services to be rendered to the Company hereunder by Executive.

      4.11. CLUB MEMBERSHIPS. During the Employment Term, the Company shall, at its expense, provide Executive with the use of full golf country club and health club memberships to one (1) golf country club and one (1) health club acceptable to both Executive and the Company.

      4.12. REIMBURSEMENT OF PROFESSIONAL FEES. The Company understands that the Executive will retain professional assistance, including but not limited to legal and tax counsel, in assessing and protecting his rights under this Employment Agreement and related documents. The Company agrees to pay all reasonable professional charges incurred for these purposes.

      4.13. PARTICIPATION IN PUBLIC STOCK OFFERINGS. The Company will use its best efforts to secure the right of Executive to participate in any public stock offerings made during the period of this Agreement, or any renewals thereof.

      4.14. LOAN TO COVER INCOME TAX LIABILITIES. Given the form of this transaction, it is expected that the Executive will incur substantial income tax liabilities as a result of the transfer of stock to himself or his spouse, and that those liabilities will arise before the underlying stock is available for sale to raise cash to pay taxes. The Company agrees to loan Executive and amount equal to income tax liabilities created by the stock transfer, to be collateralized by stock in the Company and repaid from the proceeds of sale of stock in the Company.

      4.15. OTHER BENEFITS. During the employment term, Executive shall be eligible to participate in any other benefits available to other employees of the Company.

5.    CONFIDENTIAL INFORMATION AND RECORDS.

      5.1. Executive represents that his employment with the Company under the terms of this Agreement will not conflict with any continuing duty(ies) or obligation(s) Executive has with any other person(s), firm(s) and/or entity(ies). Executive also represents that he has not brought to the Company (during the period before or after the Effective Date of this Agreement) any material(s) and/or document(s) of any former employer(s), or any confidential information or property belonging to other(s).

      5.2. Executive also represents to the Company that during the term of this Agreement, he will not, directly or indirectly, without the express prior written approval of the Board of Directors of the Company, engage or be interested in any business that is in competition with the business of the Company (whether as a principal, lender, employee, Officer, Director, partner, venturer, consultant or otherwise).

      5.3. Executive also represents that during the term of this Agreement, he will promptly disclose to the Board of Directors of the Company, complete information concerning any direct interest (greater than five percent (5%)) he holds, if any, in any business which provides service(s) and/or product(s) to the Company (whether as a principal, stockholder, lender, employee, Director, Officer, partner, venturer, consultant or otherwise).

      5.4. Executive also represents that he will not disclose to any person(s) or entity(ies) (other than to the Company's Board of Directors, or to others as required in the performance of his duties) any confidential or secret information with respect to the business or affairs of the Company and/or its product(s).

      5.5. Executive agrees that he will not, without the prior written consent of the Company's Board of Directors, for a period of eighteen (18) months after the Termination Date, directly or indirectly disturb, entice or hire away, or in any other manner persuade, any employee(s) or consultant(s) of the Company to discontinue that person's or firm's relationship with the Company if the employee(s) and/or consultant(s) were employed by the Company at any time during the twelve (12) month period prior to the Termination Date.

      5.6. RECORDS. All records, files, documents, and the like, or abstracts, summaries, or copies thereof, relating to the business of the Company which Executive shall prepare or use or come into contact with shall remain the sole property of the Company.

6. TERMINATION. Executive's employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the "TERMINATION DATE"):

      6.1. DEATH OR DISABILITY.  Immediately  upon the death of Executive or six
(6) months subsequent to a determination by the Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation (defined in SECTION 6.7 below), due to a mental or physical illness or incapacity ("DISABILITY") (termination pursuant to this SECTION 6.1 being referred to herein as termination for "DEATH OR DISABILITY");

      6.2 VOLUNTARY TERMINATION. Thirty (30) days following Executive's written notice to the Company of voluntary termination of employment; PROVIDED, HOWEVER, that the Company may waive all or a portion of the thirty (30) days' notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this SECTION 6.2 being referred to herein as "VOLUNTARY" termination); or

      6.3 TERMINATION FOR CAUSE. Immediately following notice of termination for "Cause" (as defined below), specifying such Cause, given by the Company (termination pursuant to this SECTION 6.3 being referred to herein as termination for "CAUSE"). As used herein, "Cause" means (i) termination based on Executive's conviction or plea of "guilty" or "no contest" to any crime constituting a felony in the jurisdiction in which the crime constituting a felony is committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony); (ii) Executive's substance abuse that in any manner interferes with the performance of his duties; (iii) Executive's failure or refusal to perform his duties at all or in an acceptable manner, or to follow the lawful and proper directives of the Board of Directors or Executive's supervisor(s) that are within the scope of Executive's duties; (iv) Executive's breach of this agreement; (v) Executive's breach of the Company's Confidentiality, Proprietary Information and Inventions policies; (vi) misconduct by Executive that has or could discredit or damage the Company; (vii) Executive's indictment for a felony violation of the federal securities laws; or (viii) Executive's chronic absence from work for reasons other than illness. Any determination of for Cause termination shall be made by the Board of Directors of the Company after having first given thirty (30) days written notice to Executive of such determination, and afforded Executive the opportunity to be heard by the full Board of Directors. Notwithstanding any other provision in this Agreement, if Executive is terminated pursuant to subsection (iii) of this SECTION 6.3 for poor job performance, excluding refusal to perform his duties, Executive shall have sixty (60) days to cure the behavior upon which the threatened termination is based.

      6.4 TERMINATION WITHOUT CAUSE. Notwithstanding any other provisions contained herein, the Company may terminate Executive's employment thirty (30) days following notice of termination without Cause given by the Company; PROVIDED, HOWEVER, that during any such thirty (30) day notice period, the Company may suspend, with no reduction in pay or benefits, Executive from his duties as set forth herein (including, without limitation, Executive's position as a representative and agent of the Company) (termination pursuant to this
SECTION 6.4 being referred to herein as termination "WITHOUT CAUSE").

      6.5 OTHER REMEDIES. Termination pursuant to SECTION 6.3 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

      6.6 SALARY CONTINUATION DURING DISABILITY. Notwithstanding SECTION 6.1 above, if Executive suffers any physical or mental disability that would prevent the performance of his essential job duties, the Company agrees to pay Executive one hundred percent (100%) of Executive's salary, payable in the same manner as provided for the payment of salary herein, for the duration of the disability, or six (6) months, whichever is less.

      6.7 REASONABLE ACCOMMODATION. "Reasonable accommodation" shall mean the acquisition or modification of equipment or devices, adjustment or modifications of training materials or policies, the provision of qualified readers or interpreters, and other similar accommodations for individuals with disabilities so long as said accommodation does not require significant difficulty or expense when considered in light of (i) the nature and cost of the accommodation, (ii) the impact of the accommodation on the operations of the Company, and (iii) the financial resources of the Company.

7.    SEVERANCE AND TERMINATION.

      7.1. VOLUNTARY TERMINATION, TERMINATION FOR CAUSE, TERMINATION FOR DEATH OR DISABILITY. In the case of a termination of Executive's employment hereunder for Death in accordance with SECTION 6.1 above, or Executive's Voluntary termination of employment hereunder in accordance with SECTION 6.2 above, or a termination of Executive's employment hereunder for Cause in accordance with
SECTION 6.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company's policies and any non-reimbursed expenses pursuant to SECTION 4 hereof incurred by Executive as of the termination date, and (ii) the Company's obligations under this Agreement shall immediately cease. Provided further, in the event of Executive's Voluntary termination of employment hereunder in accordance with
SECTION 6.2 above, or a termination of Executive's employment hereunder for Cause in accordance with SECTION 6.3 above, Executive shall tender back to the Company all unexercised option shares granted to Executive by the Company in connection with Executive's employment.

      7.2. TERMINATION WITHOUT CAUSE. In the case of a termination of Executive's employment hereunder Without Cause in accordance with SECTION 6.4 above, the Company shall pay Executive One Hundred Seventy-five Thousand Dollars ($175,000.00) annually for the remainder of this Agreement, but in no event for a period of less than twelve (12) months, and Executive shall be entitled to any and all stock options granted to Executive during the course of his employment (the "Severance Payment"). Executive's right to receive the Severance Payment shall cease in the event of Executive's breach of his obligations under the Company's Confidentiality, Proprietary Information and Inventions policies.

8.    SEVERANCE CONDITIONED ON RELEASE OF CLAIMS.

      8.1. The Company's obligation to provide Executive with the Severance Payment set forth in SECTION 7.2 is NOT contingent upon Executive's execution of a satisfactory release of claims in favor of the Company.

9.    NON-COMPETITION, NON-SOLICITATION.

      9.1. As a stipulated condition of employment and entitlement to any Severance Allowance, Executive agrees that he shall not, during the Employment Term and for eighteen (18) months subsequent thereto, without both the disclosure to and the written approval of the Board of Directors of the Company, directly or indirectly, engage or be interested in (whether as a principal, lender, employee, officer, director, partner, venturer, consultant or otherwise) any business(es) that is competitive with the business of the Company or any company affiliated with the Company, without the express written approval of the Board of Directors.

      9.2. During the term of this Agreement, Executive shall promptly disclose to the Board of Directors of the Company all information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) in any business which Executive reasonably knows purchases goods or provides services to the Company or any affiliate of the Company.

      9.3. Executive agrees that he will not, for a period of eighteen (18) months following the Termination Date, contact or solicit orders, sales or business from any customer of the Company.

10.   INVENTIONS, DISCOVERIES AND IMPROVEMENTS.

      10.1. Any and all invention(s), discovery(ies) and improvement(s), whether protectible or unprotectible by Patent, trademark, copyright or trade secret, made, devised, or discovered by Executive, whether by Executive alone or jointly with others, from the time of entering the Company's employ until the earlier of the Termination Date of this Agreement or the actual date of termination of employment, relating or pertaining in any way to Executive's employment with the Company, shall be promptly disclosed in writing to the Board of Directors of the Company, and become and remain the sole and exclusive property of the Company. Executive agrees to execute any assignments to the Company, or its nominee, of the Executive's entire right, title, and interest in and to any such inventions, discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining Patents, trademarks or copyrights at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Executive further agrees, whether or not then in the employment of the Company, to cooperate to the fullest extent and in the manner that may be reasonably requested by the Company in the prosecution and/or defense of any suit(s) involving claim(s) of infringement and/or misappropriation of proprietary rights relevant to Patent(s), trademark(s), copyright(s), trade secret(s), processes, and/or discoveries involving the Company's product(s); it being understood that all reasonable costs and expenses thereof shall be paid by the Company. The Company shall have the sole right to determine the treatment of disclosures received from Executive, including the right to keep the same as a trade secret, to use and disclose the same without a prior Patent Application, to file and prosecute United States and foreign Patent Application(s) thereon, or to follow any other procedure which the Company may deem appropriate. In accordance with this provision, Executive understands and is hereby further notified that this Agreement does not apply to an invention which the employee developed entirely on his own time without using the Company's equipment, supplies, facilities, or trade secret information.

11.   CONFIDENTIAL INFORMATION AND TRADE SECRETS.

      11.1. Executive hereby acknowledges that all trade, engineering, production, and technical data, information or "know-how" including, but not limited to, customer lists, sales and marketing techniques, vendor names, purchasing information, processes, methods, investigations, ideas, equipment, tools, programs, costs, product profitability, plans, specifications, Patent Application(s), drawings, blueprints, sketches, layouts, formulas, inventions, processes and data, whether or not reduced to writing, used in the development and manufacture of the Company's products and/or the performance of services, or in research or development, are the exclusive secret and confidential property of the Company, and shall be at all times, whether after the Effective Date or after the Termination Date, be kept strictly confidential and secret by Executive.

      11.2. RETURN OF PROPERTY. Executive agrees not to remove from the Company's office or copy any of the Company's confidential information, trade secrets, books, records, documents or customer or supplier lists, or any copies of such documents, without the express written permission of the Board of Directors of the Company. Executive agrees, at the Termination Date, to return any property belonging to the Company, including, but not limited to, any and all records, notes, drawings, specifications, programs, data and other materials (or copies thereof) pertaining to the Company's businesses or its product(s) and service(s), generated or received by Executive during the course of his employment with the Company.

      11.3. NON-DISCLOSURE. Executive represents and agrees that during the term of this Agreement, and after the Termination Date, he will not report, publish, disclose, use, or transfer to any person(s) or entity(ies) any property or information belonging to the Company without first having obtained the prior express written consent of the Company to do so; it being understood, however, that information which was publicly known, or which is in the public domain, or which is generally known, shall not be subject to this restriction.

12.   INFORMATION OF OTHERS.

      12.1 Executive agrees that the Company does not desire to acquire from Executive any secret or confidential information or "know-how" of others. Executive, therefore, specifically represents to the Company that he will not bring to the Company any materials, documents, or writings containing any such information. Executive represents and warrants that from the Effective Date of this Agreement he is free to divulge to the Company, without any obligation to, or violation of, the rights of others, information, practices and/or techniques which Executive will describe, demonstrate or divulge or in any other manner make known to the Company during Executive's performance of services. Executive also agrees to indemnify and hold the Company harmless from and against any and all liabilities, losses, costs, expenses, damages, claims or demands for any violation of the rights of others as it relates to Executive's misappropriation of secrets, confidential information, or "know-how" of others. Such indemnification will not apply in the event action by the Company is unsuccessful.

13.   NOTICE.

      13.1. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at his or its address as follows (or at such other address as a party may designate by notice given hereunder):


         If to Executive:                   James E. Solomon
                                            630 Preston Lane
                                            Schaumburg, IL 60193

         With a copy to:                    Michael J. Lightfoot, P.C.
                                            Attorney at Law
                                            555 Skokie Blvd.
                                            Suite 500
                                            Northbrook, IL 60062


         If to the Company:                 TechAlt, Inc.
                                            3311 N. Kennicott Ave., Suite A
                                            Arlington Heights, IL 60004

         With a copy to:                    David M. Otto
                                            The Otto Law Group, PLLC
                                            900 Fourth Ave., Suite 3140
                                            Seattle, WA 98164

14.   SUIT, JURISDICTION.

      Any controversy between the Company and Executive arising out of or relating to any of the terms, provisions or conditions of this Agreement shall be submitted to arbitration in accordance with the American Arbitration
Association's National Arbitration Rules for the Resolution of Employment Disputes. On the written request of either party for arbitration of such a claim pursuant to this paragraph, the Company and Executive shall both be deemed to have waived the right to litigate the claim in any federal or state court. To the extent that any claim or controversy arising out of this Agreement cannot be submitted to arbitration as set forth above, each party hereby agrees that any suit, action or proceeding with respect to this Agreement, and any transactions relating hereto, shall be brought in the State of Illinois, County of Cook, and each of the parties hereby irrevocably consents and submits to the jurisdiction of such Court(s) for the purpose of any such suit, action or proceeding. Each of the parties hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding; any claim that it
(he) is not personally subject to the jurisdiction of the above-named Court(s); and, to the extent permitted by applicable law, any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper or that this Agreement or any replacements hereof or thereof may not be enforced in or by such Court(s). The Company shall pay any and all costs associated with arbitration or court adjudication.

15.   MISCELLANEOUS.

      15.1. POST TERMINATION OBLIGATIONS. Notwithstanding the termination of Executive's employment hereunder, the provision(s) of Section(s) "5," "9," "10," "11," and "14" shall survive the Termination Date.

      15.2. ASSIGNMENT. This Agreement shall be assigned to and inure to the benefit of, and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise. Executive understands and agrees, however, that this Agreement is exclusive and personal to him only, and, as such, he will neither assign nor subcontract all or part of his undertaking(s) or obligation(s) under the terms of this Agreement.

      15.3. ENTIRE AGREEMENT. Each party acknowledges that this Agreement constitutes the entire understanding between them, and that there are no other written or verbal agreement(s) or understanding(s) between them other than those set forth herein; it being understood that no amendment(s) to this Agreement shall be effective unless reduced to writing and signed by each party hereto.

      15.4. SEVERABILITY. In the event that any provision of this Agreement shall be determined to be unenforceable or otherwise invalid, the balance of the provision(s) shall be deemed to be enforceable and valid; it being understood that all provision(s) of this Agreement are deemed to be severable, so that unenforceability or invalidity of any single provision will not affect the remaining provision(s).

      15.5. HEADINGS. The Section(s) and paragraph heading(s) in this Agreement are deemed to be for convenience only, and shall not be deemed to alter or affect any provision herein.

      15.6. INTERPRETATION OF AGREEMENT. This Agreement shall be interpreted in accordance plain meaning of its terms and under the laws of the State of Illinois.

      15.7. VARIATION. Any changes in the Sections relating to salary, bonus, or other material condition(s) after the Effective Date of this Agreement shall not be deemed to constitute a new Agreement. All unchanged terms are to remain in force and effect.

      15.8.   UNENFORCEABILITY.   The  unenforceability  or  invalidity  of  any
provision(s) of this Agreement shall not affect the enforceability and/or the validity of the remaining provision(s).

      15.9. COLLATERAL DOCUMENTS. Each party hereto shall make, execute and deliver such other instrument(s) or document(s) as may be reasonably required in order to effectuate the purposes of this Agreement.

      15.10. WRITTEN POLICIES AND PROCEDURES. The Company's written policies and procedures, as codified and contained in the Company "Handbook," are deemed to be incorporated herein by this reference.

      15.11. NON-IMPAIRMENT. This Agreement may not be amended or supplemented at any time unless reduced to a writing executed by each party hereto. No amendment, supplement or termination of this Agreement shall affect or impair any of the rights or obligations which may have matured thereunder.

      15.12.  EXECUTION.   This  Agreement  may  be  executed  in  one  or  more
counterpart(s), and each executed counterpart(s) shall be considered by the parties as an original.

      15.13. LEGAL COUNSEL. Executive represents to the Company that he has retained legal counsel of his own choosing, and was given sufficient opportunity to obtain legal counsel prior to executing this Agreement. Executive also represents that he has read each provision of this Agreement and understands its meaning.

      15.14. EFFECT OF MERGER, TRANSFER OF ASSETS, DISSOLUTION. This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger, or consolidation or transfer of assets, the Company's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company's assets.

      15.15. TRANSITION. In the event that Executive's employment with the Company terminates, Executive shall, through the last day of employment, and at the Company's request, use Executive's reasonable best efforts (at the Company's expense) to assist the Company in transitioning Executive's duties and responsibility responsibilities to Executive's successor and maintaining the Company's professional relationship with all customers, suppliers, etc. Without limiting the generality of the foregoing, Executive shall cooperate and assist the Company, at the Company's direction and instruction, during the transition period between any receipt of or giving of notice of the termination of employment and the final day of employment.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.



THE COMPANY:


TECHALT, INC.
/s/
-------------------------------------
By: David M. Otto
Its: Secretary

EXECUTIVE
/s/
-------------------------------------
James E. Solomon

                                    EXHIBIT A

                              Registration of stock

FRIENDS AND FAMILY ALLOTMENT. Options to purchase One Million (1,000,000) shares will be allocated under the `friends and family' allotment, as follows:

        NAME                                                        NUMBER
                                                                  OF SHARES

Diane Marie Loera                                                  600,000
Christopher C. Solomon                                             125,000
Jeffrey Grant Brown and
Susan Fortino-Brown, as
tenants by the entirety                                            100,000
Costi P. Ashi                                                       75,000
Anthony D'Angelo                                                    50,000
James V. Noonan                                                     25,000
David and Giao Williams,
as tenants by the entirety                                          25,000


TOTAL                                                            1,000,000


Note: Voting rights transferred to James E. Solomon for three years.

Upon termination of the six (6) month Lockup Agreement, these shares will be freely transferable, subject only to Rule 144 restrictions.

The remaining 5.2 million shares would be initially registered as follows:

3.1 million shares in the name of Mary Solomon.

2.1 million shares in the name of James E. Solomon.

To the extent shares are released from the escrow arrangement in stages, the earliest released shares should be those registered in the name of Mary Solomon, until all of her shares are released.

In addition, any or all of the above 5.2 million shares may be subsequently reregistered to or for the benefit of the extended Solomon family, including but not limited to transfers to:

      |X| Family members (sons or daughters-in-law, either outright or as custodian for one or more of our grandchildren)

      |X|   An irrevocable trust for the benefit of one or more family members

      |X| A limited liability corporation, family limited partnership, or similar vehicle for the benefit of one or more family members

                                    EXHIBIT B

                             Projected Gross Revenue

Period: 12 months following Effective Date of Agreement
Revenue target:  $8,500,000
James E. Solomon bonus formula

Revenue                    Revenue as %               Bonus             Total
Range                       of Target               Increment           Bonus
$0-4,250,000                 0-50%                      0                 0

4,250,001-                   50%-100%                $87,500           $87,500
8,500,000

8,500,001-                 100.0%-110%                87,500           175,000
9,350,000

9,350,001-                 110.0%-111.0               10,000           185,000
9,435,000

9,435,001-                 111.0%-112%                10,000           195,000
9,520,000

9,520,001-                 112.0%-113%                10,000           205,000
9,605,000

9,605,001-                 113.0%-114%                10,000           215,000
9,690,000

9,690,001-                 114.0%-115%                10,000           225,000
9,775,000

9,775,001-                 115.0%-116%                10,000           235,000
9,860,000

9,860,001-                 116.0%-117%                10,000           245,000
9,945,000

9,945,001-                 117.0%-118%                10,000           255,000
10,030,000

10,030,001-                118.0%-119%                10,000           265,000
10,115,000

10,115,001-                119.0 and higher           10,000           275,000

                                    EXHIBIT C

Details of stock option grant for James E. Solomon

Timing of grant: as soon as practicable after consummation of the licensing agreement between TechAlt, Inc., and Technology Alternatives, Inc.

Number of Stock Options: Stock Options to purchase One Million (1,000,000) shares of the common stock of TechAlt, Inc.

Exercise price: Fair market value on the date of grant.

Vesting: 50% after six (6) months, balance after eighteen (18) months

Event-related vesting:

      |X|   100% vesting on death, disability, or termination without cause

      |X| 100% vesting at retirement (five or more years of service, age 60 or older)

      |X|   Forfeiture of vested shares if termination for cause

Exercise period: 10 years from date of grant for all vested shares, regardless of termination date.